Exhibit 5.1

November 14, 2016

Anheuser-Busch InBev Worldwide Inc.

1209 Orange Street,

Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of $700,000,000 aggregate principal amount of 6.50% Notes due 2018 (the “2018 6.50% Notes”), $750,000,000 aggregate principal amount of 2.200% Notes due 2018 (the “2018 2.200% Notes”), $350,000,000 aggregate principal amount of Floating Rate Notes due 2018 (the “2018 Floating Rate Notes”), $2,500,000,000 aggregate principal amount of 3.750% Notes due 2022 (the “2022 Notes), $300,000,000 aggregate principal amount of 6.625% Notes due 2033 (the “2033 Notes”), $300,000,000 aggregate principal amount of 5.875% Notes due 2035 (the “2035 Notes”) and $1,500,000,000 aggregate principal amount of 4.950% Notes due 2042 (the “2042 Notes”, and, together with the 2018 6.50% Notes, the 2018 2.200% Notes, the 2018 Floating Rate Notes, the 2022 Notes, the 2033 Notes and the 2035 Notes, the “Debt Securities”) of Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”), and the related guarantees thereof (the “Guarantees”) by Anheuser-Busch InBev SA/NV, a public limited liability company

Anheuser-Busch InBev Worldwide Inc.

organized under the laws of Belgium, and Brandbrew S.A., a société anonyme with its registered office in Luxembourg, Brandbev S.à r.l., a société à responsabilité limitée with its registered office in Luxembourg, Cobrew NV, a naamloze vennootschap with its registered office in Belgium, Anheuser-Busch InBev Finance Inc., a Delaware corporation and Anheuser-Busch Companies, LLC, a Delaware limited liability company (together, the “Guarantors”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement on Form F-4 (the “Registration Statement”) has become effective under the Act, (ii) the Indenture and each of the Supplemental Indentures thereto relating to the Debt Securities in substantially the forms filed as exhibits to the Registration Statement (as supplemented, the “Indenture”) have been duly executed and delivered and (iii) the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, (1) the Debt Securities will constitute valid and legally binding obligations of the Issuer and (2) the Guarantees will constitute valid and legally binding obligations of the respective Guarantors, subject in each case, to bankruptcy, insolvency, fraudulent transfer,

Anheuser-Busch InBev Worldwide Inc.

reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) BrandBrew S.A. is validly existing as a public limited liability company (société anonyme) under the laws of Luxembourg, (ii) Brandbev S.à r.l. is a validly existing société à responsabilité limitée under the laws of Luxembourg, (iii) each of Cobrew NV and Anheuser-Busch InBev SA/NV is a validly existing public limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium, (iv) the Indenture will be duly authorized, executed and delivered by each of BrandBrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (v) the execution and delivery of the Indenture will not result in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation and (vi) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indentures will be valid and binding on each of BrandBrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization. We note that, with respect to all matters of Belgian law and

Anheuser-Busch InBev Worldwide Inc.

Luxembourg law, you are relying upon the opinions of Clifford Chance LLP, which are also filed as exhibits to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                     Very truly yours,

                                     /s/ Sullivan & Cromwell LLP